                                                            Exhibit 10.25.5




                                 EXHIBIT B

           AGREEMENT FOR PURCHASE OF ELECTRIC OUTPUT (PHASE II)

                          AGREEMENT FOR PURCHASE

                            OF ELECTRIC OUTPUT

                                (PHASE II)

                                  between

                            PECO ENERGY COMPANY

                                    and

                   GRAYS FERRY COGENERATION PARTNERSHIP





                        Dated:  As of July 28, 1992

                             TABLE OF CONTENTS



                                                             Page






BACKGROUND                                                      1



ARTICLES
     I. DEFINITIONS                                             2
          1.1 Definitions                                       2



     II. EFFECTIVE DATE AND TERM                               10
          2.1 Effective Date                                   10
          2.2 Cost Recovery                                    10
          2.3 Term                                             10



     III. CERTAIN OBLIGATIONS OF SELLER                        12
          3.1 Qualifying Facility Status                       12
          3.2 Completion of Construction                       13



     IV. PURCHASES                                             13
          4.1 Amount Purchased                                 13
          4.2 Definitions                                      14
          4.3 Output Purchase Payment                          15



     V. SUSPENSE ACCOUNT                                       16
          5.1 Suspense Account Balance                         16
          5.2 Projection Payment                               16
          5.3 Termination Payment                              17
          5.4 Suspense Account Guarantee                       17



     VI. CURTAILMENT. REDUCTION OR INTERRUPTION OF PURCHASES   18
          6.1 Purchase Disruptions                             18
          6.2 Selection                                        20
          6.3 Notice                                           20
          6.4 Extent of Disruptions                            21
          6.5 SELLER's Obligations on Disruption               21



                                (i)

ARTICLE
     VII. PROJECT OPERATION                                    22
          7.1 Obligation of SELLER                             22
          7.2 Manner of Delivery                               22
          7.3 Safe Construction and Operation                  22
          7.4 Power Factor                                     24
          7.5 Provision of Information                         24
          7.6 Modifications                                    25

     VIII. SELLER INTERCONNECTION EOUIPMENT                    26
          8.1 SELLER Interconnection Equipment                 26
          8.2 Condition Precedent                              27
          8.3 Design                                           27
          8.4 Construction                                     28
          8.5 Inspection and Access                            29



     IX. PECO ENERGY INTERCONNECTION EOUIPMENT                 30
          9.1 PECO ENERGY Interconnection Equipment            30
          9.2 Interconnection Design                           30
          9.3 Consultation with SELLER                         31
          9.4 Rights and Easements                             31
          9.5 Acquisition of Permits. Licenses and Approvals   32
          9.6 Costs of Acquisition                             32
          9.7 Notice to Proceed                                32
          9.8 Reasonable Efforts to Complete Construction      33
          9.9 Liability                                        33
          9.10 Design Changes                                  34
          9.11 Notice of Completion                            35
          9.12 Interconnection Cost Responsibility             35
          9.13 Estimated Costs                                 35
          9.14 Payment Schedule                                35
          9.15 Reconciliation                                  36
          9.16 Suspension                                      37
          9.17 Cancellation Costs                              38



     X. INITIAL PROJECT OPERATION AND TESTING                  39
          10.1 Initial Operation                               39
          10.2 Commercial Operation                            40



     XI. METERING                                              40
          11.1 Metering Equipment                              40
          11.2 Meter Charges                                   41

                                (ii)

ARTICLE
          11.3 Meter Testing                                   41
          11.4 Meter Error                                     42
          11.5 Payment Adjustment                              42
          11.6 Meter Failure                                   43
          11.7 Suspense Account Adjustments                    43



     XII. TELEMETERING                                         43
          12.1 Telemetering Equipment                          43
          12.2 Cost Responsibility                             45
          12.3 Telemetering Charges                            45



     XIII. MODIFICATIONS                                       45
          13.1 PECO ENERGY System Modifications                45
          13.2 Payment                                         46
          13.3 Maintenance Costs                               47



     XIV. PAYMENT AND BILLING                                  48
          14.1 Output Purchase Payment                         48
          14.2 Metering. Telemetering and Administration Charges48
          14.3 Payments                                        49
          14.4 Interest                                        49
          14.5 Billing Disputes                                50



     XV. ASSIGNMENT                                            51
          15.1 Assignment                                      51



     XVI. BANKRUPTCY AND INSOLVENCY                            52
          16.1 Remedies                                        52



     XVII. WARRANTIES                                          54
          17.1 SELLER's Warranties                             54



     XVIII. INDEMNIFICATION                                    54
          18.1 Responsibility                                  54
          18.2 Worker's Compensation Responsibility            55
          18.3 Procedure                                       55



                                (iii)

ARTICLE
     XIX. TERMINATION                                          56
          19.1 Termination by PECO ENERGY                      56
          19.2 Termination by SELLER                           57
          19.3 Effect of Termination                           57



     XX. BREACH AND DEFAULT                                    58
          20.1 Breach                                          58
          20.2 Cure and Default                                58
          20.3 Damages                                         59
          20.4 Mitigation                                      59
          20.5 Indemnification                                 59



     XXI. FORCE MAJEURE                                        60
          21.1 Force Majeure                                   60
          21.2 Excuse from Performance                         62



     XXII. INSURANCE                                           63
          22.1 Insurance                                       63



     XXIII. GOVERNMENT REGULATIONS                             63
          23.1 State and Federal                               63



     XXIV. GOVERNING LAW                                       64
          24.1 Interpretation                                  64



     XXV. MISCELLANEOUS                                        64
          25.1 Notices                                         64
          25.2 Indulgences                                     65
          25.3 Captions and Headings                           66
          25.4 Validity                                        66
          25.5 Agreement Definition                            66
          25.6 Modifications                                   66
          25.7 Execution in Counterparts                       66
          25.8 Gender and Number                               67
          25.9 Number of Days                                  67

APPENDICES
A.   Estimated Metering, Telemetering and Administration Charges
B.   Pricing Values


                                (iv)

           AGREEMENT FOR PURCHASE OF ELECTRIC OUTPUT (PHASE II)

     This AGREEMENT is made as of the 28th day of July, 1992, by and between Grays Ferry Cogeneration Partnership, a partnership with offices of its managing partner, O'Brien (Schuylkill) Cogeneration, Inc., located at

225 South Eighth Street, Philadelphia, Pennsylvania 19106 ("SELLER"), and

PECO Energy Company, formerly known as Philadelphia Electric Company, a

Pennsylvania corporation with offices located at 2301 Market Street,

Philadelphia, Pennsylvania 19101 ("PECO ENERGY").



                                BACKGROUND



     PECO is a regulated public utility engaged in, among other things, the generation, purchase, transmission, distribution and sale of electric power within the Commonwealth of Pennsylvania.

     Under Section 210 of PURPA, 16 U.S.C.  824a-3, FERC regulations at 18

C.F.R.    292.201-292.602, and PUC regulations at 52 Pa. Code    57.31-

57.39, PECO ENERGY is required under certain circumstances to purchase electric power from QUALIFYING FACILITIES.

     SELLER intends to design, construct, own and operate an electric generation facility (the FACILITY in Article I hereof) and certain associated equipment located at 2600 Christian Street, Philadelphia,

Pennsylvania 19146.

     SELLER intends to receive certification from the FERC that the

FACILITY is a QUALIFYING FACILITY, and SELLER intends to and shall maintain the FACILITY during the term of this

AGREEMENT in compliance with the requirements for a QUALIFYING FACILITY established by PURPA and FERC's regulations.

     SELLER has requested PECO ENERGY, and PECO ENERGY is willing, to (a)

design, construct, install, operate and maintain certain equipment to enable the FACILITY to interconnect with the PECO ENERGY SYSTEM (the PECO

ENERGY INTERCONNECTION EQUIPMENT) and (b) purchase the NET ELECTRIC OUTPUT produced by the FACILITY during the term of the AGREEMENT.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the PARTIES, intending to be legally bound hereby, agree as follows:



                                 ARTICLE I



                                DEFINITIONS



     1.1  Definitions.   The following terms, when used herein with

capitalization, shall have the following meanings:

     AGREEMENT means this agreement for Purchase of Electric Output between

PECO ENERGY and SELLER, including any extension or amendment thereto.

     AUXILIARY SERVICE RIDER means the rider set forth in PECO ENERGY's

Electric Service Tariff under which PECO ENERGY provides electric service to customers whose electrical requirements are not wholly provided by PECO

ENERGY-owned facilities, as the rider may be amended from time to time.

     BILLING MONTH means the time period, constituting not less than twenty-

eight (28) days and not more than thirty-four (34) days, between two successive meter readings made for billing purposes.

     CANCELLATION COSTS means the costs and liabilities incurred by PECO

ENERGY upon the termination of the AGREEMENT under Sections 19.1 or 19.2 hereof or upon the expiration of the term of the AGREEMENT specified in

Section 2.3 hereof to (a) cancel supplier and contractor orders and agreements entered into to design, construct, install, operate, maintain and own PECO ENERGY INTERCONNECTION EQUIPMENT, (b) remove such PECO ENERGY

INTERCONNECTION EQUIPMENT and (c) restore the PECO ENERGY SYSTEM to its condition prior to the execution of this AGREEMENT.

     COMMERCIAL OPERATION DATE means the date designated by SELLER under

Section 10.2 hereof as the date the FACILITY and the SELLER INTERCONNECTION

EQUIPMENT are ready to deliver NET ELECTRIC OUTPUT to the INTERCONNECTION

POINT on a continuous basis for reasons other than testing.

     COST RECOVERY PETITION means a petition by PECO ENERGY to the PUC seeking authority to collect and recover from PECO ENERGY's customers, on a full and current basis through the ENERGY COST ADJUSTMENT or such other mechanism as may replace the ENERGY COST ADJUSTMENT, all payments made to

SELLER under the Agreement for purchases of NET ELECTRIC OUTPUT.

     CREDIT means (a) an irrevocable letter or letters of credit (b) a surety or performance bond or (c) an insurance policy, any of which to be issued by ISSUER on behalf of SELLER
to PECO ENERGY as beneficiary in a form and on terms and conditions acceptable to PECO ENERGY.

     DATE OF INITIAL OPERATION means the date, acceptable to PECO ENERGY,

that SELLER synchronizes, for the first time, the FACILITY with the PECO

ENERGY SYSTEM.

     DESIGN RELEASE means a written notice from SELLER to PECO ENERGY authorizing PECO ENERGY to (a) design the PECO ENERGY INTERCONNECTION

EQUIPMENT, (b) estimate the completion date for constructing and installing the PECO ENERGY INTERCONNECTION EQUIPMENT, (c) prepare an estimate of the cost of constructing and installing the PECO ENERGY INTERCONNECTION

EQUIPMENT, and (d) review the design of the SELLER INTERCONNECTION

EQUIPMENT for acceptance.

     ENERGY COST ADJUSTMENT mean the component of PECO ENERGY's PUC-

approved electric rates, as set forth in PECO ENERGY's Electric Service

Tariff, which enables PECO ENERGY to recover its energy costs not reflected in its base rates.

     FACILITY means all equipment and appurtenant structures, which have an aggregate nameplate rating of up to 119 megawatts, to be constructed,

installed, operated, maintained and owned by SELLER at the PROJECT SITE for the purpose of generating electricity, representing Phase II of a two-phase project which SELLER intends to construct at the PROJECT SITE with a total aggregate nameplate rating of up to 150 megawatts.

     FERC means the Federal Energy Regulatory Commission.

     FINAL PROJECTION DATE means the date as defined in Appendix B.

     INTERCONNECTION POINT means the point of physical connection between the SELLER INTERCONNECTION EQUIPMENT and the PECO ENERGY INTERCONNECTION

EQUIPMENT to be determined by PECO ENERGY, after consultation with SELLER.

     ISSUER means, with respect to the CREDIT (a) the commercial bank or other entity issuing an irrevocable letter or letters of credit, (b) the company qualified and authorized to issue the surety or performance bond in the Commonwealth of Pennsylvania, (c) the insurance company authorized to issue the insurance policy.

     LIGHT LOAD CONDITION means a circumstance where (a) the PJM

INTERCONNECTION operators have declared a MINIMUM GENERATION EMERGENCY or

(b) a condition occurs on the PJM INTERCONNECTION or the PECO ENERGY SYSTEM which, without PECO ENERGY taking action to correct such condition, might imminently lead to such a declaration.  Such actions include, but are not limited to, (i) a reduction in output from a nuclear unit or (ii) the removal of an electric generating unit from service which could not be returned to service during the next anticipated period of peak demand for power.

     METER ERROR CORRECTION PERIOD means the actual time period of a meter's registration error, if such time period is definitely known, or, if unknown, a period equal to the lesser
of one-half (1/2) of the meter, or three months, plus, if the meter has not been tested in accordance with the requirements of 52 Pa. Code  57.20, as that provision may be amended from time to time, the period the meter has been in service beyond the required test period.

     METER ERROR PERCENTAGE means the difference, expressed as a percentage, between actual meter registrations during testing, and the registrations the meter would have made if it were neither fast nor slow,

at an average purchase level that the PARTIES mutually agree is representative of the level of NET ELECTRIC OUTPUT purchases made by PECO

ENERGY from the PROJECT during the METER ERROR CORRECTION PERIOD.

     MINIMUM GENERATION EMERGENCY means an operational condition declared by the PJM INTERCONNECTION resulting from a period of low demand for electricity.

     NET ELECTRIC OUTPUT means the total electric output of the FACILITY in excess of (a) the output SELLER uses to operate the FACILITY, (b) the output Philadelphia Thermal Energy Corporation uses to operate the steam generating equipment and related facilities located on land at Schuylkill

Station that it leases from PECO ENERGY under a lease dated January 30,

1987; provided that PECO ENERGY shall not provide facilities or service to transport or deliver power from the FACILITY to that steam generating equipment and related facilities, and (c) the output SELLER uses in the transformation and transmission of electric output to the INTERCONNECTION POINT.

     NOTICE TO PROCEED means written notice provided by SELLER to PECO

ENERGY authorizing PECO ENERGY to construct, purchase and install the PECO

ENERGY INTERCONNECTION EQUIPMENT and agreeing to pay all the costs and charges incurred and made by PECO ENERGY under this AGREEMENT in constructing, purchasing and installing the PECO ENERGY INTERCONNECTION

EQUIPMENT.

     OPERATIONAL EMERGENCY means a condition or situation which presents,

or is imminently likely to present. a real, substantial and immediate threat to persons or property. or which impairs or imminently will impair either (a) PECO ENERGY's ability to furnish and maintain adequate,

efficient. safe, and reliable service to its customers, or (b) the safety,

reliability and stability of the PECO ENERGY SYSTEM.

     PARTIES means PECO ENERGY and SELLER.

     PARTY means PECO ENERGY or SELLER.

     PECO ENERGY means PECO Energy Company and its regulated operating subsidiaries.

     PECO ENERGY INTERCONNECTION EQUIPMENT means the equipment, other than metering equipment, to be designed, constructed, purchased, installed,

owned, and operated by PECO ENERGY under the terms of the AGREEMENT,

including modifications to the PECO ENERGY T&D SYSTEM, to enable PECO

ENERGY to interconnect the PECO ENERGY SYSTEM with, and to receive NET

ELECTRIC OUTPUT from, the PROJECT under the terms and conditions of the

AGREEMENT.

     PECO ENERGY SYSTEM means the electric power generation, transmission and distribution facilities owned, operated and/or maintained by PECO

ENERGY, which will include, after construction and installation, the PECO

ENERGY INTERCONNECTION EQUIPMENT.

     PECO ENERGY T&D SYSTEM means the electric power transmission and distribution facilities owned, operated and maintained by PECO ENERGY,

which will include, after construction and installation, the PECO ENERGY

INTERCONNECTION EQUIPMENT.

     PJM INTERCONNECTION means the Pennsylvania - New Jersey - Maryland

Interconnection, a fully coordinated power pool formed pursuant to the PJM

INTERCONNECTION AGREEMENT.

     PJM INTERCONNECTION AGREEMENT means the agreement executed by and among the members of the PJM INTERCONNECTION, and any amendments thereto,

on file with the FERC.

     POWER FACTOR shall have that meaning set forth in the IEEE Standard

Dictionary of Electrical and Electronic Terms (ANSI/IEEE Standard 100-1988,

Fourth Edition).

     PROJECT means the Phase II FACILITY, SELLER INTERCONNECTION EQUIPMENT

and associated facilities and equipment to be constructed, installed,

owned, operated and
maintained by SELLER at the PROJECT SITE for the purpose, among other things, of generating electricity.

     PROJECT SITE means the property leased by SELLER from Philadelphia

Thermal Energy Corporation under a lease dated November 11, 1991, as amended as of September 17, 1993, upon which a two-phase project, including the Phase II FACILITY and associated interconnection equipment. will be situated.

     PRUDENT ELECTRICAL PRACTICES means the spectrum of possible practices,

methods and acts which, in the exercise of reasonable judgment and in light of the facts known at the time a decision was made, would have been used in prudent electrical engineering and operations to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition, and is not limited to the optimum practices, methods or acts to the exclusion of all others.

     PUC means the Pennsylvania Public Utility Commission.

     PURPA means the Public Utility Regulatory Policies Act of 1978.

     QUALIFYING FACILITY means a "small power production facility" or

"cogeneration facility" as defined in Section 210 of PURPA, 16 U.S.C. SS

824a-3(j), and meeting the criteria for qualification set forth at 18

C.F.R. SS SS 292.203-292.206.

     SELLER means Grays Ferry Cogeneration Partnership.

     SELLER INTERCONNECTION EQUIPMENT means the facilities up to and including the INTERCONNECTION POINT, other than the metering equipment described in Article XI hereof, to be designed,

constructed, installed, operated and maintained by SELLER to (a) permit the

PROJECT to interconnect and operate in parallel with the PECO ENERGY SYSTEM and (b) permit PECO ENERGY to receive NET ELECTRIC OUTPUT at the

INTERCONNECTION POINT.

     SUSPENSE ACCOUNT means an account maintained in PECO ENERGY's records used solely to record PECO ENERGY'S purchases of NET ELECTRIC OUTPUT under the AGREEMENT and the associated account balances specified in Section 5.1 hereof.



                                ARTICLE II



                          EFFECTIVE DATE AND TERM



     2.1  Effective Date.  The AGREEMENT shall become effective upon (a)

its execution by authorized representatives of the PARTIES, (b) the acceptance by the PARTIES, in the manner specified in Section 2.2 hereof,

of the terms of a valid, binding and unappealed final order of a court or the PUC ruling upon PECO ENERGY's COST RECOVERY PETITION and (c) approval of the AGREEMENT by the PUC without modification as a contract with an affiliated interest under 66 Pa.C.S. SS 2102.

     2.2  Cost Recovery.  Within sixty (60) days after the execution of the

AGREEMENT, PECO ENERGY shall prepare and file a COST RECOVERY PETITION. At the same time, in view of the fact that Adwin Equipment Company, a wholly owned subsidiary of PECO ENERGY, is one of the general partners of SELLER,

PECO ENERGY
shall prepare and file a petition with the PUC seeking approval of the

AGREEMENT without modification under the affiliated interest provisions of

66 Pa.C.8. S 2102.  Within sixty (60) days after (a) the date of entry of an unappealed valid, binding and final order of the PUC ruling on the COST

RECOVERY PETITION, (b) the filing date of an unappealed valid, binding and final order of a court on appeal from such a PUC ruling or (c) the date of entry of an unappealed valid, binding and final order of the PUC ruling on the COST RECOVERY PETITION on remand, each PARTY shall provide the other

PARTY with written notice of its acceptance or nonacceptance of the terms and conditions of the final order ruling upon the COST RECOVERY PETITION.

Neither PARTY, however, shall have the right to reject the terms and conditions of such a final order if the relief sought in the COST RECOVERY

PETITION is granted without modification.  The failure to provide written notice of acceptance or nonacceptance under this Section 2.2 within the required time period shall be deemed to be acceptance of the terms and conditions of the final order.  If the relief sought in the COST RECOVERY

PETITION is granted without modification, the condition precedent set forth in Section 2.1 hereof shall be deemed to be satisfied as of the filing date or date of entry of the final order ruling upon the COST RECOVERY PETITION.

If the relief sought in the COST RECOVERY PETITION is granted with modification, and the PARTIES accept the terms and conditions of the final order, the PARTIES
shall promptly execute, in the manner set forth in Section 25.6 hereof, an appropriate modification to the AGREEMENT. and the condition precedent set forth in Section 2.1 hereof shall be deemed to be satisfied as of the effective date of such modification.  Notwithstanding the final ruling on the COST RECOVERY PETITION, if the PUC does not approve the AGREEMENT without modification under the affiliated interest provisions of 66 Pa.C.S.

SS 2102, the AGREEMENT shall not become effective.

     2.3  Term.  The AGREEMENT, unless sooner terminated in accordance with any applicable provision of the AGREEMENT, shall remain in full force and effect for twenty (20) years after the COMMERCIAL OPERATION DATE.  The application provisions of the AGREEMENT, however, shall continue in effect after the term of the AGREEMENT, including any extensions thereof, to the extent necessary to provide for final billings and adjustments, and to preserve and permit the enforcement or institution of action upon any right or obligation which accrued during the AGREEMENT and was not exercised or fulfilled upon termination.



                                ARTICLE III



                       CERTAIN OBLIGATIONS OF SELLER



     3.1  Qualifying Facility Status.  Prior to the DATE OF INITIAL

OPERATION, SELLER shall receive and provide PECO ENERGY with certification from FERC that the PROJECT is a QUALIFYING FACILITY for the full amount of

NET ELECTRIC OUTPUT to be purchased by PECO ENERGY under the AGREEMENT.

SELLER shall maintain the PROJECT in compliance with the requirements for a

QUALIFYING FACILITY established under PURPA and applicable FERC regulations for the full amount of NET ELECTRIC OUTPUT to be purchased by PECO ENERGY under the AGREEMENT, and any failure by SELLER to so maintain the PROJECT shall be a breach of the AGREEMENT under Section

20.1 hereof.

     3.2  Completion of Construction. SELLER shall complete construction of the FACILITY and the SELLER' INTERCONNECTION EQUIPMENT, and take all other steps necessary to enable the PROJECT to deliver NET ELECTRIC OUTPUT to the

INTERCONNECTION POINT for sale to PECO ENERGY1 on or before the fifth (5th)

anniversary of the effective date of the AGREEMENT.  Failure by SELLER to meet this standard shall constitute a default of the AGREEMENT under

Section 20.2 hereof.



                                ARTICLE IV



                                 PURCHASES



     4.1  Amount Purchased.  Commencing on the DATE OF INITIAL OPERATION,

and thereafter during the term of the AGREEMENT, SELLER shall sell and deliver to PECO ENERGY exclusively, and PECO ENERGY shall purchase and accept delivery of, the PROJECT' S NET ELECTRIC OUTPUT; provided, however,

that PECO ENERGY shall not be required to purchase or accept delivery of

NET ELECTRIC OUTPUT from the PROJECT in excess of the lesser of (a) 119 megawatts or (b) the amount of electric output for which the FERC has certified the FACILITY as a QUALIFYING FACILITY.

     4.2  Definitions. The following terms1 when used herein with capitalization, shall have the following meanings:

     (a)  FINAL PROJECTION DATE means the date as defined in Appendix B.

     (b)  LEVELIZED PAYMENT means the product of (i) the number of kilowatt-

hours of NET ELECTRIC OUTPUT that PECO ENERGY purchases under the AGREEMENT during a BILLING MONTH and (ii) the LEVELIZED RATE.

     (c)  LEVELIZED RATE shall be the rate specified in Appendix B as determined by when the COMMERCIAL OPERATION DATE for the PROJECT occurs.

     (d)  PJM VALUE means the sum of the hourly PJM values during a BILLING

MONTH with each hourly PJM value being the product of (i) the number of kilowatt-hours of NET ELECTRIC OUTPUT that PECO ENERGY purchases under the

AGREEMENT during that hour and (ii) the PJM RATE during that hour.

     (e)  PJM RATE means PECO ENERGY's hourly billing rate per kilowatt-

hour, determined under the PJM INTERCONNECTION AGREEMENT, for interchange energy; provided, however, that during any hour when said billing rate deviates significantly from the average billing rate for all PJM

INTERCONNECTION interchange energy, that average PJM billing rate shall be substituted for the PECO ENERGY billing rate. If PECO ENERGY discontinues its participation in the PJM INTERCONNECTION, or if the method of calculating the PECO ENERGY billing rate changes, the PARTIES will in good faith negotiate a substitute for the PJM RATE which reflects PECO

ENERGY's avoided cost for energy as defined by PURPA and federal and state regulations adopted pursuant to PURPA.

     (f)  PROJECTED RATE means the rate specified in Appendix B under the column heading PROJECTED RATE for the applicable BILLING MONTH.

     (g)  PROJECTED VALUE means the product of (i) the number of kilowatt-

hours of NET ELECTRIC OUTPUT that PECO ENERGY purchases under the AGREEMENT during a BILLING MONTH and (ii) the applicable PROJECTED RATE.

     4.3  Output Purchase Payment. After the end of each BILLING MONTHD

PECO ENERGY shall pay SELLER, in accordance with Section 14.1 hereof; an

Output Purchase Payment computed as follows:

     (a)  Prior to the COMMERCIAL OPERATION DATE the Output Purchase

Payment shall be the PJM VALUE.

     (b)  Commencing on the COMMERCIAL OPERATION DATE and through the FINAL

PROJECTION DATE the Output Purchase Payment shall be either (i) the

LEVELIZED PAYMENT or (ii) the PROJECTED VALUE.  SELLER shall1 within two

(2) years after the effective date of this AGREEMENT, notify PECO ENERGY in writing of SELLER's one-time, irrevocable election to receive either (i) the LEVELIZED PAYMENT or (ii) the PROJECTED VALUE for the entire period from the COMMERCIAL OPERATION DATE through the FINAL PROJECTION DATE.  If

SELLER elects to receive the PROJECTED VALUE, then the provisions of

Article V of this AGREEMENT shall not apply.  If SELLER fails to notify

PECO DIERGY of its election within two (2) years of the effective date of this AGREEMENT1 then PECO ENERGY shall have the right to make the election.

     (c)  After the FINAL PROJECTION DATE and through the remaining term of the AGREEMENT the Output Purchase Payment shall be ninety percent (90%) of the PJM VALUE.



                                 ARTICLE V



                             SUSPENSE ACCOUNT





     5.1  Suspense Account Balance.  For any BILLING MONTH in which the

LEVELIZED PAYMENT exceeds the PROJECTED VALUE, the SUSPENSE ACCOUNT will record a debit equal to the difference between the two. Any debit balance in the SUSPENSE ACCOUNT shall accrue interest on a monthly basis at the rate specified in Section 14.4 hereof.  For any BILLING MONTH in which the

PROJECTED VALUE exceeds the LEVELIZED PAYMENT, the difference between the two shall be credited to the SUSPENSE ACCOUNT, but only to the extent necessary to offset accrued debits and interest from prior BILLING MONTHS.

     5.2 Projection Payment. Within thirty (30) days after the FINAL PROJECTION DATE, SELLER shall pay PECO ENERGY an amount equal to the debit balance including accrued interest in the SUSPENSE ACCOUNT as of the FINAL PROJECTION DATE. The SUSPENSE ACCOUNT shall terminate upon

SELLER'S payment under this Section 5.2.

     5.3  Termination Payment.  If the AGREEMENT is terminated prior to the

FINAL PROJECTION DATE, SELLER shall pay PECO ENERGY, within thirty (30)

days after the date of termination, an amount equal to the debit balance and accrued interest in the SUSPENSE ACCOUNT as of the date of termination;

provided, however, that SELLER shall not be obligated to make such payment in the event that SELLER terminates the AGREEMENT because of a default by

PECO ENERGY (as defined in Section 20.2 hereof).  If any of the events described in Section 16.1 hereof occur, SELLER shall pay PECO ENERGY an amount equal to the debit balance and accrued interest in. the SUSPENSE

ACCOUNT as of the date of the event.

     5.4  Suspense Account Guarantee.  The PARTIES shall review the

SUSPENSE ACCOUNT balance at the end of every calendar year during the term of the AGREEMENT, and SELLER shall provide a CREDIT to PECO ENERGY to ensure payment of any debit balance in the SUSPENSE ACCOUNT at that time.

The CREDIT provided under this Section 5.4 shall be payable in the City of

Philadelphia by an ISSUER acceptable to PECO ENERGY on terms and conditions acceptable to PECO ENERGY; provided, however, that PECO ENERGY shall not unreasonably withhold approval of any ISSUER or CREDIT. The

CREDIT shall be established for and structured so as to permit PECO ENERGY to make multiple demands for payment from ISSUER, and shall require the

ISSUER, upon PECO ENERGY's submission of documents certifying that the

SUSPENSE ACCOUNT debit balance is due and payable, to honor on sight, in immediately available funds, any written demand by PECO ENERGY for payment.

The CREDIT provided under this Section 5.4 shall be established to be effective not later than the COMMERCIAL OPERATION DATE, and the CREDIT provided for the period from the COMMERCIAL OPERATION DATE until the adjustment at the en".. of the first calendar year shall be two million dollars ($2,000,000). Upon the failure of SELLER to provide such CREDIT upon the COMMERCIAL OPERATION DATE and thereafter within ninety (90) days after the end of any calendar year during the term of the AGREEMENT PECO

ENERGY shall have the right to withhold payments to SELLER for the NET

ELECTRIC OUTPUT SELLER delivers to PECO ENERGY and apply those amounts to decrease the debit balance until the debit balance has been reduced to the amount for '6hich SELLER has furnished an acceptable CREDIT.



                                ARTICLE VI



            CURTAILMENT. REDUCTION OR INTERRUPTION OF PURCHASES



     6.1  Purchase Disruptions.  PECO ENERGY may curtail, reduce or interrupt its receipt and purchases of NET ELECTRIC OUTPUT from the PROJECT when:

     (a)  Such curtailment, reduction or interruption is necessary to enable PECO ENERGY to maintain system operating reliability and/or to provide service to its customers without a deterioration in quality.

     (b)  Such curtailment, reduction or interruption is necessary to enable PECO ENERGY to discharge its obligations under the PJM

INTERCONNECTION AGREEMENT.

     (c)  Such curtailment, reduction or interruption is necessary to enable PECO ENERGY to meet its obligations under the Mid-Atlantic Area

Coordination Agreement. which is the May 25, l979 agreement between PECO

ENERGY and the other signatories thereto, and any amendments or extensions thereof, designed to coordinate the efforts of the signatories to maximize the reliability of electric service in the territory covered by the agreement, which is the same, electrically and physically1 as the territory covered by the PJM INTERCONNECTION AGREEMENT.

     (d)  Such curtailment, reduction or interruption is necessary because of a LIGHT LOAD CONDITION.

     (e)  The receipt of NET ELECTRIC OUTPUT by PECO ENERGY is causing, or continued receipt of NET ELECTRIC OUTPUT by PECO ENERGY would create, an

OPERATIONAL EMERGENCY.

     (f)  Such curtailment, reduction or interruption is necessary for PECO

ENERGY to construct, install, maintain, repair, replace, remove, modify,

investigate or inspect any
equipment in the PECO ENERGY SYSTEM which may affect or be affected by operation of the PROJECT.

     (g)   Such curtailment, reduction or interruption is necessary because

PECO ENERGY is experiencing an event of Force Majeure Case defined in

Section 21.1 hereof).

      (h)  Such curtailment, reduction or interruption is necessary to protect the integrity of the PECO ENERGY SYSTEM or any system with which the PECO ENERGY SYSTEM is directly or indirectly interconnected, or to aid in the restoration of service on the PECO ENERGY SYSTEM or any system with which the. PECO ENERGY SYSTEM is directly or indirectly interconnected.

     (i)  Such curtailment, reduction or interruption is necessary because

SELLER has failed to fulfill its obligations under Sections 6.5, 7.3 or 7.5 hereof.

     6.2  Selection.  PECO ENERGY shall, in its sole discretion reasonably applied, determine which of the sources of electrical power interconnected with the PECO ENERGY SYSTEM, including the PROJECT, to curtail, reduce or interrupt to eliminate a condition requiring a curtailment, reduction or interruption for one or more of the reasons set forth in Section 6.l hereof.

     6.3  Notice.  PECO ENERGY will attempt to notify SELLER of the circumstances which necessitate the curtailment, reduction or interruption of purchases of NET ELECTRIC OUTPUT, and the projected duration thereof, as far in advance of such
event as practicable. The PARTIES recognize that such advance notice may not be possible in the event of an OPERATIONAL EMERGENCY1  in which event

PECO ENERGY shall provide notice to SELLER of the circumstances and projected duration of the curtailment, reduction or interruption as soon as is practicable after the curtailment, reduction or interruption.  PECO

ENERGY shall not, however, be liable to SELLER for the cost of purchases of

NET ELECTRIC OUTPUT which would have been made but for the curtailment,

reduction or interruption in the event PECO ENERGY fails to provide notice to SELLER under this Section 6.3.

     6.4  Extent of Disruptions.  PECO ENERGY shall use reasonable efforts to minimize the time during which its purchases of NET ELECTRIC OUTPUT are curtailed, reduced or interrupted. 'PECO ENERGY shall use reasonable efforts to resume purchases of NET ELECTRIC OUTPUT under the AGREEMENT promptly after the conditions described in Section 6.1 hereof have ended,

and any necessary modifications, repairs or replacements have been made,

including any modifications, repairs or replacements made to decrease the likelihood of a recurrence of the condition causing the curtailment,

reduction or interruption.

     6.5  SELLER's Obligations on Disruption.  If a curtailment, reduction or interruption under Section 6.1 hereof is due to a condition of or defect in the FACILITY, SELLER INTERCONNECTION EQUIPMENT or other PROJECT equipment, SELLER shall submit to PECO ENERGY a written proposed plan to rectify
the condition or defect. when PECO ENERGY has accepted such plan1 or a revised version thereof , SELLER shall, at its own expense, repair the condition or defect. when SELLER has made such repairs it shall notify PECO

ENERGY, and PECO ENERGY shall inspect the repaired, modified or replaced equipment.  Following such inspection PECO ENERGY shall notify SELLER whether the condition or defect has been remedied to PECO ENERGY's satisfaction.  If PECO ENERGY is satisfied that the condition or defect has been properly remedied, it shall promptly terminate the curtailment,

reduction or interruption. If PECO ENERGY is not satisfied that the condition or defect has been properly remedied1 it shall provide SELLER with a written explanation of why the remedy is not satisfactory.



                                ARTICLE VII



                             PROJECT OPERATION



     7.1  Obligation of SELLER.  SELLER shall take all necessary actions to coordinate the operation of the PROJECT with the operation of the PECO

ENERGY SYSTEM1 including, but not limited to, those actions specified in

Sections 7.2-7.4 hereof.

     7.2  Manner of Delivery.  SELLER shall deliver NET ELECTRIC OUTPUT to the INTERCONNECTION POINT in the form of three (3) phase, sixty (60) hertz,

alternating current at a nominal voltage to be specified by PECO ENERGY.

     7.3  Safe Construction and Operation. At its own cost,

SELLER shall design, construct, install, operate and maintain the PROJECT:

     (a)  Using equipment and facilities of sufficient quality to operate the PROJECT in parallel with the PECO ENERGY SYSTEM without causing:

          (1)  any damage to the PECO ENERGY SYSTEM,

          (2)  any impairment of or deterioration in the quality of the service PECO ENERGY renders to its customers,

          (3)  any damage to the integrity of the PECO ENERGY SYSTEM, or

          (4)  unreasonable risk of damage to property, of injury or death to persons, or of an OPERATIONAL EMERGENCY.

     (b)  In a manner that is safe and that will not cause any of the events or conditions listed in (a) above, and

     (c)  In accordance and conformance with the following as they may be amended from time to time:

          (1)  those Standards for System Safety and Reliability filed by

PECO ENERGY with the PUC and entitled "Requirements for Parallel Operation of Non-Utility Generators,"

          (2)  PECO ENERGY's published "Electric Service Requirements,"

          (3)  the AUXILIARY SERVICE RIDER,

          (4)  the National Electrical Code,

          (5)  the National Electrical Safety Code,

          (6) applicable local, state and federal laws and regulations, and



          (7)  PRUDENT ELECTRICAL PRACTICES. SELLER shall install, own and maintain, as part of the SELLER INTERCONNECTION EQUIPMENT, relays and associated protective and control equipment and equipment to control voltage and frequency regulation, all of which it shall operate in a manner acceptable to PECO ENERGY.

     7.4  Power Factor.  SELLER shall install and have available automatic generator field excitation regulators or an alternative regulator system suitable to PECO ENERGY.  SELLER shall operate this equipment to regulate the FACILITY's reactive (MVAR) output so that at the INTERCONNECTION POINT the FACILITY's POWER FACTOR is within the range of ninety-five percent

(95%) lagging and one hundred percent (100%) when measured as a generator.

This requirement is applicable over a normal operating voltage range to be defined by PECO ENERGY based on the voltage specified by PECO ENERGY under

Section 7.2 hereof.  Below this range the POWER FACTOR shall be allowed to go below ninety-five percent (95%) into lagging. Above this range the POWER

FACTOR shall be allowed to go past one hundred percent (100%) into leading.

     7.5  Provision of Information. As of the COMMERCIAL OPERATION DATE and

annually thereafter SELLER shall provide PECO ENERGY with (a) a schedule of planned PROJECT maintenance and repair activities for the following thirty-

six (36) months and

(b) an estimate of the amount of NET ELECTRIC OUTPUT it intends to deliver to the INTERCONNECTION POINT during each of the following twelve (12)

months. Upon written request from PECO ENERGY, SELLER shall also maintain and classify outage statistics in accordance with the then-current PJM

INTERCONNECTION outage classification procedures, and SELLER shall supply such statistics to PECO ENERGY.

     7.6  Modifications. In the event SELLER fails to meet, satisfy or discharge its obligations under this AGREEMENT, and, as a consequence thereof, a condition arises, a practice exists or an event occurs at the

PROJECT which, although it has not yet created any of the conditions or caused any of the events specified under Section 6.1 hereof, if permitted to continue or recur may, in PECO ENERGY's judgment reasonably exercised,

result in the creation of such a condition or cause such an event, PECO

ENERGY shall notify SELLER of the occurrence or existence thereof and afford SELLER an opportunity to correct or remedy the problem.  SELLER shall have thirty C30) 4ays from receipt of PECO ENERGY's notice to correct or remedy the problem.  In the event SELLER cannot identify, remedy or correct the problem within such thirty C30) days, SELLER shall submit to

PECO ENERGY, for PECO ENERGY's acceptance, a plan setting forth the specific actions SELLER intends to take to correct or remedy the problem and a time schedule for the implementation thereof. In the event SELLER cannot identify, remedy or correct the
problem within such thirty (30) days, and (a) SELLER fail. to submit a plan within such period to correct or remedy the problem, (b) SELLER submits a plan within such period but fails to exercise reasonable and good faith efforts thereafter to implement such plan or (c) PECO ENERGY does not accept SELLER's proposed plan and SELLER fails to submit a revised plan within fifteen (15) days, then PECO ENERGY shall have the right thereafter,

upon reasonable notice to SELLER, to curtail, reduce or interrupt purchases of NET ELECTRIC OUTPUT; provided, however, that if during the pendency of any such cure afforded to SELLER pursuant to this Section 7.6 the problem creates any of the conditions or causes any of the events specified under

Section 6.1, PECO ENERGY may curtail, reduce or interrupt its purchases of

NET ELECTRIC OUTPUT pursuant to and in accordance with the provisions of

Article VI hereof.



                               ARTICLE VIII



                     SELLER INTERCONNECTION EOUIPMENT



     8.1  SELLER Interconnection Equipment.  At its own cost, SELLER shall design, construct, install, operate and maintain the SELLER INTERCONNECTION

EQUIPMENT on its side of and at the INTERCONNECTION POINT to (a) permit the

PROJECT to interconnect and operate in parallel with the PECO ENERGY SYSTEM and (b) permit PECO ENERGY to receive NET ELECTRIC OUTPUT at the

INTERCONNECTION POINT.

     8.2  Condition Precedent.  SELLER shall not commence construction of the SELLER INTERCONNECTION EQUIPMENT until PECO ENERGY accepts SELLER's proposed design of such equipment under the procedure specified in Section

8.3 hereof.

     8.3  Design.  PECO ENERGY shall perform an interconnection study, from which PECO ENERGY will determine the INTERCONNECTION POINT, and SELLER will reimburse PECO ENERGY for the costs PECO ENERGY incurs in performing that study.  PECO ENERGY will complete the interconnection study within sixty

(60) days after receiving from SELLER a $5,000 advance payment for the costs of the study.  After PECO ENERGY completes the interconnection study and determines the INTERCONNECTION POINT, SELLER shall submit to PECO

ENERGY, along with (a) the DESIGN RELEASE and (b) the initial payment specified in Section 9.2, plans and specifications for the design of the

SELLER INTERCONNECTION EQUIPMENT.  Within sixty (60) days after the submission of such plans and specifications, PECO ENERGY shall notify

SELLER (a) that the proposed design of the SELLER INTERCONNECTION EQUIPMENT is acceptable, (b) that the proposed design of the SELLER INTERCONNECTION

EQUIPMENT is unacceptable or (c) that additional information is needed.

PECO ENERGY shall not unreasonably withhold acceptance of a proposed design.  PECO' ENERGY's failure to provide such notification to SELLER within sixty (60) days of the submission of such plans and specifications shall be deemed an acceptance by PECO ENERGY.  If

PECO ENERGY notifies SELLER that additional information is needed or that the proposed design of the SELLER INTERCONNECTION EQUIPMENT is unacceptable, SELLER may submit to PECO ENERGY revised plans and specifications. Within thirty  (30) days of the submission of such revised plans and specifications, PECO ENERGY shall notify SELLER whether additional information is needed, or whether the proposed design is accepted or rejected.  If additional information is requested, or the revised design is rejected, SELLER may submit further revised plans and specifications which PECO ENERGY shall review within a reasonable time period. Thereafter, SELLER may submit revised plans and specifications to

PECO ENERGY as many times as is necessary to obtain PECO ENERGY's acceptance of a proposed design.  PECO ENERGY's acceptance of SELLER's proposed design of the SELLER INTERCONNECTION EQUIPMENT shall not be construed as a warranty or representation to SELLER, or any other person or entity, of the adequacy, suitability, safety or reliability of the design,

construction, installation or operation of the SELLER INTERCONNECTION

EQUIPMENT.  PECO ENERGY shall periodically render a statement of charges to

SELLER for the costs PECO ENERGY incurs pursuant to this Section 8.3, and

ELLER shall reimburse PECO ENERGY for all the costs that PECO ENERGY incurs pursuant to this Section 8.3.

     8.4  Construction. Upon PECO ENERGY's acceptance of SELLER's proposed design, SELLER shall construct the SELLER

INTERCONNECTION EQUIPMENT in accordance with the design accepted by PECO

ENERGY.  If, subsequent to PECO ENERGY's acceptance, any design modification affecting the electrical arrangement of the SELLER

INTERCONNECTION EQUIPMENT becomes necessary, SELLER shall notify PECO

ENERGY and obtain PECO ENERGY's prior acceptance of the design modification. PECO ENERGY, in its sole discretion, shall decide and inform

SELLER whether any such modification in the proposed design of the SELLER

INTERCONNECTION EQUIPMENT requires an amendment of the AGREEMENT. SELLER shall bear all costs, including additional construction and installation costs, associated with any such design modification.

     8.5  Inspection and Access.  Upon the completion of the construction and installation of the SELLER INTERCONNECTION EQUIPMENT and related portions of the FACILITY, SELLER shall have the SELLER INTERCONNECTION

EQUIPMENT and related portions of the FACILITY inspected by an authorized electrical inspection agency and shall provide PECO ENERGY with a copy of such agency's inspection certificate.  PECO ENERGY shall, within five (5)

working days after receipt of such certificate, inspect the FACILITY and

SELLER INTERCONNECTION EQUIPMENT and advise SELLER, within five (5) working days after the completion of its inspection, whether the FACILITY and

SELLER INTERCONNECTION EQUIPMENT may interconnect and operate in parallel with the PECO ENERGY SYSTEM as contemplated in Section 10.2 hereof.  SELLER shall reimburse PECO ENERGY for all the costs PECO ENERGY incurs pursuant to this Section 8.5. PECO ENERGY employees. agents and contractors shall have the right to enter the PROJECT SITE at any time upon reasonable notice to SELLER, or without notice in the event of an OPERATIONAL

EMERGENCY, for the purposes of (a) inspecting the PECO ENERGY

INTERCONNECTION EQUIPMENT or SELLER INTERCONNECTION EQUIPMENT, (b) reading meters or (c) making tests to insure the safe operation of the PECO ENERGY

INTERCONNECTION EQUIPMENT and SELLER INTERCONNECTION EQUIPMENT.  Any such inspection, however, shall not relieve SELLER from its sole obligation to operate and maintain the SELLER INTERCONNECTION EQUIPMENT in accordance with Section 7.3 hereof at all times.



                                ARTICLE IX



                   PECO ENERGY INTERCONNECTION EOUIPMENT



     9.1  PECO ENERGY Interconnection Equipment.  PECO ENERGY shall design,

construct, purchase, install, operate, maintain and own the PECO ENERGY

INTERCONNECTION EQUIPMENT.

     9.2  Interconnection Design.  Upon receiving from the SELLER the

DESIGN RELEASE and an initial advance payment specified by PECO ENERGY in accordance with Section .9.14 hereof 1 PECO ENERGY shall (a) design the

PECO ENERGY INTERCONNECTION EQUIPMENT, (b) prepare and provide to SELLER an estimated completion date for constructing, purchasing and installing the

PECO ENERGY INTERCONNECTION EQUIPMENT, and (c) prepare an estimate of the cost of constructing, purchasing and installing the PECO ENERGY INTERCONNECTION EQUIPMENT, and (d) review for acceptance the design of the SELLER INTERCONNECTION EQUIPMENT.

     9.3  Consultation with SELLER.  After the submission by PECO ENERGY to

SELLER of the plans and specifications for the design of the PECO ENERGY

INTERCONNECTION EQUIPMENT, PECO ENERGY shall periodically meet with and inform SELLER of the design, costs, scheduling and other factors which could affect the construction of the PECO ENERGY INTERCONNECTION EQUIPMENT.

Such discussions shall be promptly completed, and shall not be deemed to preclude changes or create any warranty for the benefit of or representation to SELLER, or any other person, as to the plans,

specifications, cost estimates, time schedules or other factors relating to the proposed construction, purchase, installation, operation or maintenance of the PECO ENERGY INTERCONNECTION EQUIPMENT.

     9.4  Rights and Easements.  SELLER shall cause to be granted to PECO

ENERGY and its successors and assigns in perpetuity, or for a shorter period as the PARTIES may agree, but not less than the term of this

AGREEMENT, at no cost to PECO ENERGY, all necessary rights and easements to construct, purchase, install, operate, maintain, repair, renew, replace,

remove and relocate (a) PECO ENERGY INTERCONNECTION EQUIPMENT, (b) the metering and telemetering equipment described in Articles XI and XII hereof and (c) any PECO ENERGY facilities affected by the PROJECT.  SELLER shall execute and deliver to

PECO ENERGY, in recordable form, such instruments as PECO ENERGY may request with respect to the foregoing. SELLER also shall obtain all necessary rights and easements to construct, install, own, operate, and maintain the PROJECT.

     9.5  Acquisition of Permits. Licenses and Approvals.  PECO ENERGY

shall make applications to obtain from appropriate governmental bodies any permit, license or approval required to construct, purchase, install, own,

operate and maintain PECO ENERGY INTERCONNECTION EQUIPMENT.  SELLER shall provide any assistance reasonably requested by PECO ENERGY to enable PECO

ENERGY to obtain any such permit, license or approval.  SELLER shall also obtain from appropriate governmental bodies any permit, license or approval required to construct, install, own, operate and maintain the PROJECT.

     9.6  Costs of Acquisition.  SELLER shall pay, as a cost or expense associated with the design, construction, purchase and installation of PECO

ENERGY INTERCONNECTION EQUIPMENT under Sections 9.13-9.17 hereof, any reasonable cost or expense associated with PECO ENERGY's obtaining any permit, license or approval pursuant to Section 9.5 hereof, or any reasonable cost or expense associated with defending the issuance of any such required permit, license or approval.

     9.7  Notice to Proceed.  PECO ENERGY shall commence construction,

purchase and installation of the PECO ENERGY INTERCONNECTION EQUIPMENT following receipt from SELLER of the

NOTICE TO PROCEED and the payment specified by PECO ENERGY in accordance with Section 9.14 hereof.

     9.8  Reasonable Efforts to Complete Construction.  PECO ENERGY shall use reasonable efforts to complete the construction of the PECO ENERGY

INTERCONNECTION EQUIPMENT on or before the estimated completion date;

provided, however, that the PARTIES understand and agree that PECO ENERGY's reasonable efforts to complete the construction of the PECO ENERGY

INTERCONNECTION EQUIPMENT on or before the estimated completion date shall be subordinate and subject to PECO ENERGY'S primary obligations to furnish and maintain adequate, efficient, safe, and reliable service and facilities to its customers and to operate and maintain its plant, property and equipment in such condition as to enable it to do so.

     9.9  Liability.  PECO ENERGY shall not be liable to SELLER for any direct or indirect costs, expenses, losses, liabilities or damages which

SELLER may incur or sustain and which arise out of, relate to or result from any delay in the completion of construction of the PECO ENERGY

INTERCONNECTION EQUIPMENT, except where the delay in the completion of the construction of the PECO ENERGY INTERCONNECTION EQUIPMENT results from PECO

ENERGY's failure to use reasonable efforts, as qualified in Section 9.8 hereof.  SELLER shall indemnify and hold harmless PECO ENERGY and each and every of its officers,
agents, servants, employees, successors and assigns from and against any and all claims, demands, suits, actions, liabilities, damages, or judgments, as well as against any fees, costs, charges or expenses which

PECO ENERGY, its officers, agents, servants, employees, successors and assigns incur in the defense of any such claims, demands, suits, actions or judgments, made or filed by any third party to the extent such claims,

demands, suits, actions or judgments arise out of, or relate to, any delay in the completion of the construction of the PECO ENERGY INTERCONNECTION

EQUIPMENT, except where such delay results from PECO ENERGY's failure to utilize reasonable efforts as qualified in Section 9.8 hereof.

     9.10 Design Changes.  PECO ENERGY shall construct the PECO ENERGY

INTERCONNECTION EQUIPMENT reasonably in accordance with its proposed design.  PECO ENERGY shall have the right, however, to make changes in such proposed design when it determines, in its judgment reasonably exercised and. after consultation with SELLER, that such changes are necessary to enable the PROJECT to interconnect and operate in parallel with the PECO

ENERGY SYSTEM in a safe and reliable manner. PECO ENERGY shall provide

SELLER with notice of any design change which would require a change 'in the SELLER INTERCONNECTION EQUIPMENT; provided, however, that the failure of PECO ENERGY to provide such notice shall not relieve SELLER of its sole obligation to pay the cost of constructing the PECO ENERGY

INTERCONNECTION EQUIPMENT.

     9.11 Notice of Completion.  PECO ENERGY shall notify SELLER when it has completed the construction of the PECO ENERGY INTERCONNECTION

EQUIPMENT.

     9.12 Interconnection Cost Responsibility.  SELLER shall be responsible for, and shall pay to PECO ENERGY1 all reasonable costs and charges PECO

ENERGY incurs and makes in designing, constructing, purchasing and installing the PECO ENERGY INTERCONNECTION EQUIPMENT.

     9.13 Estimated Costs.  PECO ENERGY shall, in accordance with Section

9.2 hereof, estimate the total costs it expects to incur in designing,

constructing, purchasing and installing the PECO ENERGY INTERCONNECTION

EQUIPMENT. The provision by PECO ENERGY to SELLER of this or any other such cost estimate shall not diminish, change or affect SELLER's responsibility and obligation to pay to PECO ENERGY all costs PECO ENERGY actually incurs in designing, constructing, purchasing and installing the PECO ENERGY

INTERCONNECTION EQUIPMENT.

     9.14 Payment Schedule.  PECO ENERGY and SELLER agree that SELLER shall prepay PECO ENERGY for all costs PECO ENERGY incurs in designing,

constructing, purchasing and installing the PECO ENERGY INTERCONNECTION

EQUIPMENT in accordance with this Section 9.14.  With the submission of the

DESIGN RELEASE under Section 9.2 hereof, SELLER shall make a payment specified by PECO ENERGY to cover the costs PECO ENERGY expects to incur pursuant to Section 9.2. Upon completion of the cost estimate to be developed pursuant to Section 9.2(c), PECO ENERGY and SELLER shall develop a payment schedule, acceptable to PECO ENERGY, for SELLER to advance funds sufficient to cover the costs PECO ENERGY expects to incur for the specified work. The first payment on that schedule shall be made with the

NOTICE TO PROCEED issued by SELLER in accordance with Section 9.7. SELLER shall thereafter make payments in accordance with the agreed schedule.

PECO ENERGY shall not commence the construction, purchase or installation of any PECO ENERGY INTERCONNECTION EQUIPMENT until a payment schedule acceptable to PECO ENERGY is developed.

     9.15 Reconciliation.  Following completion of the construction of the

PECO ENERGY INTERCONNECTION EQUIPMENT, PECO ENERGY shall provide to SELLER a final reconciliation setting forth the nature and amount of the costs and charges PECO ENERGY actually incurred or made in (a) designing,

constructing, purchasing and installing the PECO ENERGY INTERCONNECTION

EQUIPMENT and (b) performing its obligations under Sections 8.3, 8.5 and

9.2 hereof.  In the event that the total of such costs and charges PECO

ENERGY actually incurred or made exceeds the total payments made by SELLER to PECO ENERGY under Sections 9.2, 9.7 and 9.14 hereof, SELLER shall be responsible for and shall pay to PECO ENERGY any such differential within thirty (30) days of the date of delivery to SELLER of the final reconciliation.

In the event that the total payments made by SELLER to PECO ENERGY pursuant to Sections 9.2, 9.7 and 9.14 hereof exceed such costs PECO ENERGY actually incurred or made, PECO ENERGY shall refund to SELLER, Within thirty (30)

days of the final reconciliation, any such overpayment.

     9.16 Suspension.  In the event SELLER fails to remit any payment specified in Sections 9.14 or 9.15 hereof on or before the day such payment is due, PECO ENERGY may, in addition to any other remedy or right PECO

ENERGY may have under the AGREEMENT, immediately suspend performance of its obligations under this AGREEMENT.  PECO ENERGY shall provide SELLER with notice of any such suspension of performance.  In the event PECO ENERGY suspends performance of its obligations under this AGRED(ENT pursuant to this Section 9.16, SELLER may, after curing the precipitating cause thereof, request PECO ENERGY to resume the tasks associated with the design, construction and installation of the PECO ENERGY INTERCONNECTION

EQUIPMENT. Upon receipt of any such request PECO ENERGY shall, as soon thereafter as practicable, review its work commitments and shall establish and submit to SELLER, as applicable:  (a) a revised estimated construction completion date and (b) a revised payment schedule. If SELLER accepts the revised estimated construction completion date and the revised payment schedule, PECO ENERGY shall resume the construction and installation of the

PECO ENERGY INTERCONNECTION EQUIPMENT.

     9.17 Cancellation Costs.  If PECO ENERGY is not in default (as defined in Section 20.2 hereof), SELLER shall be liable to pay to PECO ENERGY all

CANCELLATION COSTS which PECO ENERGY incurs. In the event PECO ENERGY incurs CANCELLATION COSTS for which SELLER is responsible under this

AGREEMENT, PECO ENERGY shall provide SELLER with a written demand for payment. SELLER shall be obligated to make payment to PECO ENERGY for any

CANCELLATION COSTS immediately upon PECO ENERGY's presentation of the written demand.  If the AGREEMENT is terminated under Sections 19.1 or 19.2 hereof before PECO ENERGY has completed the construction and installation of the PECO ENERGY INTERCONNECTION EQUIPMENT, PECO ENERGY shall have the right to cancel or terminate any supplier and contractor agreements and orders entered into in connection with discharging its obligations to design, construct and install the PECO ENERGY INTERCONNECTION EQUIPMENT.

In the event PECO ENERGY terminates or cancels any supplier or contractor agreements or orders as permitted in this Section 9.17, PECO ENERGY shall consult with SELLER but retain final discretion relative to the manner of resolving any such claim or demand ~y any contractor or supplier, and PECO

ENERGY shall be the sole judge of the acceptability of any compromise in settlement or resolution of any such claim or demand. Additionally, PECO

ENERGY shall be the sole judge as to what is necessary to maintain the safety, integrity or reliability of the PECO ENERGY SYSTEM relative to any removal or completion of PECO ENERGY INTERCONNECTION EQUIPMENT. PECO

ENERGY shall exercise reasonable care in resolving contractor and supplier claims and demands and in effecting any required removal or completion of

PECO ENERGY INTERCONNECTION EQUIPMENT so as to mitigate the dollar amount paid in effecting the resolution of such claims and demands or the dollar amount expended in completing such removal or completion tasks; provided,

however, that PECO ENERGY shall have no liability to SELLER for or on account of the dollar amounts paid in effecting the resolution of any such claims and demands or in effecting such removal or completion tasks except where PECO ENERGY effects the resolution of any such claims and demands or the completion of such tasks in a manner which is in willful disregard of its obligation to mitigate.



                                 ARTICLE X



                   INITIAL PROJECT OPERATION AND TESTING



     10.1 Initial Operation.  Upon (a) PECO ENERGY's inspection and acceptance of the SELLER INTERCONNECTION EQUIPMENT under Section 8.5 hereof and (b) PECO ENERGY's notification of SELLER under Section 9.11 hereof of the completion of the installation and construction of the PECO ENERGY

INTERCONNECTION EQUIPMENT, SELLER shall select and notify PECO ENERGY of a

DATE OF INITIAL OPERATION, which must be acceptable to PECO ENERGY.  PECO

ENERGY will promptly notify SELLER whether the DATE OF INITIAL OPERATION it has selected is
acceptable. As of the DATE OF INITIAL OPERATION, PECO ENERGY shall permit any electric generation unit at the PROJECT to interconnect and synchronize with the PECO ENERGY SYSTEM for testing purposes.  SELLER shall, at PECO

ENERGY's request, inform PECO ENERGY of the results of any such testing.

     10.2 Commercial Operation.  Following the DATE OF INITIAL OPERATION

and the PROJECT testing specified in Section 10.1, SELLER shall select and notify PECO ENERGY of a COMMERCIAL OPERATION DATE.



                                ARTICLE XI



                                 METERING



     11.1 Metering Equipment.  PECO ENERGY shall determine the design of the metering installation for the purpose of registering and recording the quantity of NET ELECTRIC OUTPUT purchased by PECO ENERGY from SELLER.  Such metering equipment shall be capable, among other things, of providing the data required to determine the kilowatt-hours purchased during each hour of the BILLING MONTH, as well as total NET ELECTRIC OUTPUT purchased during each BILLING MONTH, under the terms of the AGREEMENT and shall permit continuous reading by SELLER and PECO ENERGY.  PECO ENERGY and SELLER shall have the respective responsibilities for metering set forth below:

     (a)  PECO ENERGY shall own and maintain all metering equipment.

     (b)  PECO ENERGY shall provide SELLER with all required current transformers, which SELLER shall install.

     (c)  SELLER shall provide and install metering enclosures,  mounting equipment and overcurrent protection as required.

     (d)  PECO ENERGY shall make secondary connections to metering transformers.

     (e)  SELLER shall make primary connections to metering transformers.

     11.2 Meter Charges.  SELLER shall pay to PECO ENERGY, in the manner specified in Section 14.2 hereof, monthly metering equipment carrying and maintenance charges, which are estimated in Appendix A hereto.

     11.3 Meter Testing.  PECO ENERGY shall verify the accuracy of PECO

ENERGY's recording meter by performing the meter tests and conforming to the other standards set forth in the PUC's regulations at 52 Pa. Code 55

57.20-57.25 and any amendments or modifications thereto. The metering equipment shall be sealed, and SELLER shall be informed in advance and may have a representative present when such seals are broken or when a recording meter is inspected, tested or adjusted.  SELLER may, at any time,

request a test of the accuracy of a recording meter installed pursuant hereto and shall bear the cost thereof, except that PECO ENERGY shall bear the cost of any such test when the test establishes a METER ERROR

PERCENTAGE in excess of
two percent (21).  In the event SELLER elects to have a representative present at a test of the accuracy of a recording meter, the accuracy test and any associated adjustments to the recording meter shall be made in the presence of and observed by SELLER's representative.

     11.4 Meter Error.  If, as a result of an accuracy test, a recording meter is found to have a METER ERROR PERCENTAGE of more than two percent

(2%), PECO ENERGY shall, at its own expense, restore the recording meter to condition of accuracy or replace it.

     11.5 Payment Adjustment.  If , as a result of an accuracy test, the recording meter is found to nave a METER ERROR PERCENTAGE of more than two percent (2.0%) fast, PECO ENERGY shall render a bill or take a credit for any associated overpayment equal to the product of (a) the total NET

ELECTRIC OUTPUT purchased during the METER ERROR CORRECTION PERIOD, (b) the

LEVELIZED RATE, the PROJECTED VALUE or ninety percent (90%) of the PJM RATE as applicable under Section 4.3 hereof for the BILLING MONTHS during the

METER ERROR CORRECTION PERIOD and (c) the METER ERROR PERCENTAGE. If, as a

result of an accuracy test, the recording meter is found to have a METER

ERROR PERCENTAGE of more than two percent (2.0%) slow, PECO ENERGY shall pay SELLER for any associated underpayment, which payment shall equal the product of (a) the total NET ELECTRIC OUTPUT purchased during the METER

ERROR CORRECTION PERIOD, (b) the

LEVELIZED RATE, the PROJECTED VALUE or ninety percent (90%) of the PJN RATE as applicable under Section 4.3 hereof for the BZLLING MONTHS during the

METER ERROR CORRECTION PERIOD and (c) the METER ERROR PERCENTAGE.

     11.6 Meter Failure. Should the recording meter installed pursuant to

Section 11.1 hereof fail to register during any period of time. the NET

ELECTRIC OUTPUT purchased by PECO ENERGY during such period shall be estimated by PECO ENERGY.  SELLER shall cooperate in making such estimates by providing to PECO ENERGY, upon PECO ENERGY's request, registration data from any recording meter maintained by SELLER at the PROJECT SITE or other relevant data.

     11.7 Suspense Account Adjustments.  If a refund is issued, bill rendered or payment reduced under Sections 11.5 or 11.6 hereof because of meter inaccuracy or failure, an appropriate adjustment, if any, shall be made to the SUSPENSE ACCOUNT to reflect the credits or debits that would have been made to the SUSPENSE ACCOUNT during the METER ERROR CORRECTION

PERIOD if the meter had been neither fast nor slow.



                                ARTICLE XII



                               TELEMETERING



     12.1 Telemetering Equipment.  SELLER shall provide telemetering equipment to enable PECO ENERGY to monitor the PROJECT's NET ELECTRIC

OUTPUT and reactive power on a continuous basis. PECO ENERGY shall specify the telemetering equipment
design to record SELLER's breaker position, the output of the FACILITY1 the

NET ELECTRIC OUTPUT of the PROJECT, and any other requirements needed to maintain the reliability and stability of the PECO ENERGY SYSTEM. PECO

ENERGY and the SELLER shall have the respective responsibilities for telemetering set forth below:

     (a)  PECO ENERGY shall specify all telemetering equipment and installation standards.

     (b)  SELLER shall furnish, own and install all telemetering equipment on the PROJECT SITE in accordance with the standards specified by PECO

ENERGY.

     (c)  PECO ENERGY shall maintain all telemetering equipment except the voltage and current transformers.

     (d)  SELLER shall maintain voltage and current transformers.

     (e)  PECO ENERGY shall install wiring inside the remote terminal and termination cabinet.

     (f)  PECO ENERGY shall specify and order telephone pairs as required.

     (g)  SELLER shall lease a telephone circuit or otherwise establish a telecommunications link to PECO ENERGY's operations center at 2301 Market

Street, Philadelphia, Pennsylvania 19101, capable of permitting PECO ENERGY to receive the telemetering data specified in this Section 12.1 by means of both digital data links and analog signals.

     12.2 Cost Responsibility. Any costs incurred by PECO ENERGY in designing1 designating, selecting, specifying, or installing telemetering equipment shall be paid to PECO ENERGY by SELLER pursuant to the provisions of Article IX hereof as a cost associated with the design1 construction and installation of the PECO ENERGY INTERCONNECTION EQUIPMENT. SELLER shall bear all the costs it incurs under Section 12.1.

     12.3 Telemetering Charges.  SELLER shall pay to PECO ENERGY, in a manner set forth in Section 14.2 hereof, all costs PECO ENERGY incurs in maintaining and operating telemetering equipment pursuant to the AGREEMENT,

which costs are estimated in Appendix A hereto.



                               ARTICLE XIII



                               MODIFICATIONS



     13.1 PECO ENERGY System Modifications.  The PARTIES hereto recognize that PECO ENERGY may determine during the term of the. AGREEMENT that certain modifications, including, without limitation1 repairs, additions,

replacements or other changes, on or to the PECO ENERGY SYSTEM are necessary to:

     (a)  to accommodate or meet changing patterns of demand and usage of electric power and energy or other changes in the PECO ENERGY SYSTEM,

     (b)  to meet revised safety and operating standards and procedures,

     (c)  to maintain the quality of the initial
interconnection installations required by this AGREEMENT, or,

     (d)  to satisfy any applicable law, regulation or order. If such modifications, improvements, repairs, additions, replacements or other changes on or to the PECO ENERGY SYSTEM require, in PECO ENERGY's sole judgment reasonably exercised, associated changes to the PECO ENERGY

INTERCONNECTION 'EQUIPMENT, the SELLER INTERCONNECTION EQUIPMENT or the

metering and telemetering equipment described. in Articles XI and XII hereof, PECO ENERGY shall provide SELLER with a description of the required changes and an estimate of the cost of such required changes.  Thereafter,

SELLER shall make the required modifications to the SELLER INTERCONNECTION

EQUIPMENT, and PECO ENERGY shall make the designated modifications to the

PECO ENERGY INTERCONNECTION EQUIPMENT and the metering and telemetering equipment described in Articles XX and XII hereof.

     13.2 Payment.  SELLER shall be responsible for and shall pay to PECO

ENERGY any costs and expenses PECO ENERGY incurs associated with the required changes described in Section 13 1 hereof.  Unless other billing and payment arrangements are mutually agreed upon by the PARTIES, SELLER shall pay to PECO ENERGY the estimated cost set forth in the estimate provided by PECO ENERGY to SELLER pursuant to Section 13.1 hereof within thirty (30) days of its receipt of such cost estimate. within ninety (90)

days of completion of the modifications to the-PECO ENERGY INTERCONNECTION

EQUIPMENT and/or metering and
telemetering equipment described in Articles XI and XII hereof, PECO ENERGY shall provide SELLER with a final reconciliation setting forth the nature and amount of the costs PECO ENERGY actually incurred in performing the modifications.  In the event that the total costs actually incurred by PECO

ENERGY exceed the payment made by SELLER to PECO ENERGY pursuant to this

Section 13.2, SELLER shall be responsible for and shall pay to PECO ENERGY any such differential within thirty (30) days of the date of delivery to

SELLER of the final reconciliation.  In the event that the payment made by

SELLER to PECO ENERGY pursuant to this Section 13.2 exceeds the costs PECO

ENERGY actually incurred in making the modifications, PECO ENERGY :hall refund to SELLER, with the final reconciliation, any such overpayment.

     13.3 Maintenance Costs.  PECO ENERGY shall maintain the PECO ENERGY

INTERCONNECTION EQUIPMENT during the term of the AGREEMENT according to

PECO ENERGY's sole judgment reasonably applied and based on common practices for the PECO ENERGY T&D SYSTEM.  SELLER shall be responsible for and pay to PECO ENERGY all reasonable costs PECO ENERGY incurs associated with such maintenance.  PECO ENERGY shall periodically render a reasonably detailed maintenance bill to SELLER, covering maintenance expenses incurred over the time period since the last maintenance bill.  SELLER shall pay to

PECO ENERGY the amount of each such bill within thirty (30) days after its receipt. A
maintenance bill not paid within thirty (30) days shall accrue interest as provided in Section 14.4 hereof.



                                ARTICLE XIV



                            PAYMENT AND BILLING



     14.1 Output Purchase Payment.  Within thirty (30) days after the DATE

OF INITIAL OPERATION, and at the conclusion of each BILLING MONTH thereafter, PECO ENERGY shall read the recording meter at the PROJECT SITE for billing purposes. Within thirty (30) days after such meter reading PECO

ENERGY shall remit to SELLER an amount equal to the Output Purchase Payment

(calculated in accordance with Section 4.3 hereof) less any offsets and reductions authorized under the AGREEMENT.

     14.2 Metering. Telemetering and Administration Charges. The Output

Purchase Payment made by PECO ENERGY to SELLER for each BZLLING MONTH shall be reduced by monthly metering. telemetering, and associated administration charges.  Estimates of such charges are set forth in Appendix A hereto.

The administration charges shall be updated and increased periodically by a percentage equal to PECO ENERGY's annual percentage change in its wages for regular and probationary employees as of the date each such change becomes effective.  In the event the metering, telemetering and associated administration charges are greater than the Output Purchase Payment for a

BILLING MONTH, SELLER shall be responsible for and shall pay to PECO ENERGY the difference within thirty (30) days of the issuance of a bill or invoice by PECO ENERGY.

     14.3 Payments.  Except as otherwise specifically provided in the

AGREEMENT, all payments or reimbursements required to be made under the

AGREEMENT shall be due and payable by the appropriate PARTY to the other

PARTY within thirty (30) days of the sending of a bill or invoice. With respect t~ payments to be made by SELLER to PECO ENERGY1 if at the end of such a thirty (30) day period PECO ENERGY has not received payment from

SELLER, PECO ENERGY may, without limitation, reduce any future Output

Purchase Payment by an amount equal to the account owed by SELLER to PECO

ENERGY plus interest as provided in Section 14.4 hereof.

     14.4 Interest.  In the event a PARTY fails to pay all or part of any amount it owes the other PARTY under the terms of the AGREEMENT when such payment is due, interest shall accrue on the unpaid portion from the due date at a rate equal to the lesser of

     (a)  three (3) points above the per annum interest rate publicly announced from time to time by the First Pennsylvania Bank, N.A., or by its successor or survivor in the event of a bank merger, as the prime interest rate currently being charged to its most credit-worthy borrowers for ninety

(90) day unsecured commercial loans, or, if the prime rate should be discontinued or no longer quoted, a comparable rate designated by

PECO ENERGY in the reasonable exercise of its sole discretion, or

     (b)  the current rate of PECO ENERGY '5 most recent issue of long-term debt, provided it issued such debt within the preceding twenty-four (24)

months.

     14.5 Billing Disputes.  PECO ENERGY shall provide to SELLER, upon a timely request therefor, documentation and data available to PECO ENERGY to enable SELLER to verify the accuracy of any Output Purchase Payment made by

PECO ENERGY to SELLER, or any amount billed by PECO ENERGY to SELLER pursuant to the AGREEMENT; provided, however, that any such request by

SELLER shall not extend. postpone or otherwise affect SELLER's obligation to pay any amounts billed by PECO ENERGY to SELLER under the AGREEMENT by the due date. In the event SELLER disputes any amount billed by PECO ENERGY to SELLER under the AGREEMENT, SELLER shall pay to PECO ENERGY the entire amount thereof, when due1 and shall together with the payment thereof (a)

identify and present the dispute in writing to PECO ENERGY, and (b) submit to PECO ENERGY documentation substantiating any claim made relative to the dispute. Upon receipt of notice of the dispute and the supporting documentation1 PECO ENERGY shall have thirty (30) days to attempt to resolve the dispute with SELLER.  In the event the dispute is not resolved within such thirty (30) day period, either PARTY may pursue any legal or other remedy.

                                ARTICLE XV



                                ASSIGNMENT



     15.1 Assignment.  (a)  Neither PARTY shall assign or transfer the

AGREEMENT or any claim or interests therein without the prior written consent of the other PARTY, which consent shall not unreasonably be withheld.  Either PARTY, however, shall have the right to assign the

AGREEMENT to an affiliated entity without the consent of the other PARTY,

provided such assignment does not impair performance of the PARTIES'

respective obligations under the AGREEMENT. All covenants, stipulations,

terms, conditions and provisions of the AGREEMENT shall be binding upon the

PARTIES and shall extend to and be binding upon the successors and assigns of the PARTIES permitted under this Section 15.1.

     (b)  Notwithstanding the first sentence of this Section l5.l~ PECO

ENERGY hereby consents to the assignment by SELLER of all of SELLER's right, title and interest in and to this AGREEMENT, and any addendums and amendments thereto, to Philadelphia United Power Corporation, a

Pennsylvania corporation ("PUPCO").  The foregoing consent is expressly intended to permit SELLER to fulfill its obligations under certain agreements among SELLER, PUPCO and its affiliate, Philadelphia Thermal

Energy corporation.  This consent is conditioned on Seller and PUPCO providing PECO ENERGY at least thirty (30) days written notice pursuant to

Section 25.1 prior
to PUPCO accepting any formal assignment of this AGREEMENT. As provided in subsection (a) of this Section 15.1. upon the assignment of this AGREEMENT to PUPCO, all covenants, stipulations, terms, conditions and provisions of this AGREEMENT shall be binding upon PUPCO as SELLER's assignee, and PUPCO shall be entitled to all of the rights of SELLER hereunder, provided that

PUPCO shall have no right, title or interest in this Agreement prior to the effectiveness of the assignment to PUPCO.  PECO ENERGY will not be obligated to permit the assignment of SELLER's rights under this AGREEMENT to any party other than PUPCO or its corporate successors (but not assigns), provided that, so long as PUPCO remains fully liable to PECO

ENERGY for performance of this AGREEMENT, and provided that such assignment does not impair the performance of the PARTIES' respective obligations under this Agreement, PUPCO may, upon the prior written consent of PECO

ENERGY which shall not be unreasonably withheld, subcontract for FACILITY electric production under this Agreement.



                                ARTICLE XVI



                         BANKRUPTCY AND INSOLVENCY



     16.1 Remedies.  In the event of

     (a)  the filing of a. petition seeking the involuntary reorganization or liquidation of SELLER under any applicable federal or state bankruptcy,

insolvency, reorganization or similar law, and such petition or action is not actively
contested within sixty (60) days after the filing thereof, or the granting of such petition, whether contested or appealed or not;

     (b)  the commencement of an action seeking the appointment of a receiver, trustee or other similar official for SELLER, of for any substantial part of SELLER's property, and such petition or action is not actively contested within sixty (60) days after the filing thereof, or the appointment of such a receiver, trustee or other similar official, whether contested or appealed or not;

     (c)  the filing of a petition by SELLER seeking the voluntary reorganization or liquidation of SELER under any applicable federal or state bankruptcy, insolvency or similar law; or

     (d)  the placement of SELLER's affairs in the hands of any court or governmental agency for administration, including under any financially distressed municipalities law if SELLER is a political subdivision or municipal corporation or similar entity under applicable law;

PECO ENERGY may, in addition to any other remedies it may have under the

AGREEMENT, including, in particular, under Sections 5.3 and 5.4,

immediately suspend its performance hereunder unless and until SELLER provides PECO ENERGY with assurance, which PECO ENERGY in its sole discretion determines is adequate, that SELLER's obligations under the

AGREEMENT will be met.

                               ARTICLE XVII



                                WARRANTIES



     17.1 SELLER's Warranties.  SELLER warrants it will have good title to1 and the right to deliver, all MET ELECTRIC OUTPUT it delivers to the

INTERCONNECTION POINT for purchase by PECO ENERGY under the AGREEMENT.

SELLER agrees to indemnify and hold PECO ENERGY harmless against any and all claims, demands, suits, actions, costs, liabilities, damages, losses or judgments arising out of, relating to or resulting from any adverse claim to the NET ELECTRIC OUTPUT purchased by PECO ENERGY pursuant to the

AGREEMENT, as well as against all fees, costs, charges, and expenses which

PECO ENERGY might incur in a defense of any such claim, suit, action or similar such demand made or filed by any person.  In effecting the right of or obligation to indemnify under this Section 17.1 the procedural provisions of Article XVIZI of the AGREEMENT shall govern.  In addition,

SELLER represents and warrants that the partners of SELLER have authorized

Robert A. Shinn, Vice President of O'Brien (Schuylkill) Cogeneration, Inc.,

the managing partner of SELLER, to execute this AGREEMENT in the name of

SELLER.



                               ARTICLE XVIII



                              INDEMNIFICATION



     18.1 Responsibility.  Each PARTY shall indemnify the other PARTY, its officers, agents, and employees against all loss, damages, expense, and liability for injury to or death of
persons or injury to property proximately caused by the indemnifying.

PARTY's construction, ownership, operation, or maintenance of, or by failure of, any of such PARTY's works or facilities used directly in connection with this AGREEMENT. The indemnifying PARTY shall, at the other

PARTY's request, defend any suit asserting a claim covered by this indemnity. The indemnifying PARTY shall pay all costs that may be incurred by the other PARTY in enforcing this indemnity.

     18.2 Worker's Compensation Responsibility.  Each PARTY shall indemnify and hold harmless the other PARTY, and each and every of its officers,

agents, servants, employees, successors and assigns, from any and all claims of the other PARTY's employees arising from any worker's compensation laws.

     18.3 Procedure.  If a claim is asserted or action brought against an indemnitee (PECO ENERGY or SELLER as applicable), and the indemnitee believes that it is entitled to indemnification under this ARTICLE XVIII,

the indemnitee shall promptly notify the indemnitor. (the other PARTY), in writing, of such claim or action.  Such notice shall be provided in sufficient time to enable the indemnitor to assert and prosecute appropriate defenses to the claim or action.  If the indemnitee fails to give the indemnitor sufficiently prompt notice, the indemnitor shall have no further obligation to indemnify the indemnitee pursuant to this ARTICLE

XVIII. Upon receipt of such notice, the indemnitor shall make a prompt determination of
whether it believes it is required to indemnify the indemnitee, and shall promptly notify the indemnitee1 in writing, of its determination.  If the indemnitor determines that it is required to indemnify, it shall assume the defense of the indemnitee, including the employment of counsel, and shall thereafter pay all costs and expenses relative to the defense of the claim or action.  The indemnitee shall cooperate with the indemnitor in all reasonable respects in this defense. The indemnitee shall also have the right, at its own expense, to employ separate counsel in any such action and to participate in the defense thereof.  The indemnitor shall not be liable for any settlement of any claim or action made without its consent.

Conversely, before settling any claim or action, the indemnitor shall demonstrate to the indemnitee that the indemnitor has sufficient financial means, or has made adequate arrangements, to make all settlement payments as and when due.



                                ARTICLE XIX



                                TERMINATION



     19.1 Termination by PECO ENERGY.  PECO ENERGY may terminate the

AGREEMENT:

     (a)  if SELLER is in default of the AGREEMENT,

     (b)  if the PUC, or any other governmental agency, issues a binding order during the term of the AGREEMENT denying, over the objections of PECO

ENERGY and SELLER, PECO ENERGY authority to collect on a full and current basis from its
customers through the ENERGY COST ADJUSTMENT the costs PECO ENERGY incurs in purchasing NET ELECTRIC OUTPUT pursuant to the AGREEMENT; provided1 however, that PECO ENERGY shall not have the right to terminate the

AGREEMENT if SELLER agrees within twenty (20) days of the date of issuance of such a binding order to modify the AGREEMENT to accept payments for NET

ELECTRIC OUTPUT at any lower rate which PECO ENERGY is authorized to recover on a full and current basis from its customers through the ENERGY

COST ADJUSTMENT, or

     (c)  if SELLER fails to provide PECO ENERGY with adequate assurance of performance under Article XVI hereof.

     19.2 Termination by SELLER.  SELLER may terminate the AGREEMENT:

          (a)  if PECO ENERGY is in default of the AGREEMENT, or

          (b)  if, prior to the COMMERCIAL OPERATION DATE, SELLER

permanently terminates FACILITY operations and permanently abandons the

FACILITY.  SELLER shall, upon any termination by it, pay to PECO ENERGY any amounts due and owing under the AGREEMENT, including, if applicable, any debit balances and accrued interest in the SUSPENSE ACCOUNT pursuant to

Section 5.3 and including an amount determined by PECO ENERGY, in its sole discretion, to be sufficient to cover PECO ENERGY's CANCELLATION COSTS.

     19.3 Effect of Termination.  A termination of the

AGREEMENT under Sections 19.1 or 19.2 hereof shall not be deemed to be a breach or default under Article XX hereof.



                                ARTICLE XX



                            BREACH AND DEFAULT



     20.1 Breach.  A breach of the AGREEMENT shall occur upon the occurrence of any of the following conditions or events:

     (a)  The failure of a PARTY to pay any amount due to the other PARTY under the AGREEMENT, which failure continues for a period of thirty (30)

days after the due date for such payment as determined under the AGREEMENT.

     (b)  The failure by a PARTY to perform or observe any material term or condition of the AGREEMENT.

     20.2 Cure and Default.  In the event that any PARTY breaches the

AGREEMENT. the other PARTY shall provide the breaching PARTY with a written notice of the breach. Thereafter, if the breach is not rectified or cured within forty-five (45) days after receipt of such notice the breaching

PARTY shall be deemed to be in default of the AGREEMENT; provided, however,

that, except where there has been a failure to make a payment within thirty

(30) days after the due date for such payment as determined under the

AGREEMENT, if such breach cannot be reasonably cured within such forty-five

(45) day period, then the breaching PARTY shall have an additional reasonable period, not to exceed one (1) year, to effect such cure, and shall not be deemed to be in default of the AGREEMENT provided that the breaching PARTY commences to effect such cure within forty-five (45) days of its receipt of notice of the breach, and at all times thereafter proceeds diligently in effecting such cure.

     20.3 Damages.  In the event a PARTY is in breach or default of the

AGREEMENT, then the other PARTY, in addition to any other remedy it may have under the AGREEMENT, shall be entitled to all direct damages caused by such breach or default, but in no event shall either PARTY be liable to the other PARTY for any indirect, special or consequential damages resulting from such breach or default, and in no event shall PECO ENERGY be liable for damages in excess of twenty-five million dollars ($25,000,000).  In addition, upon termination of the AGREEMENT SELLER shall pay PECO ENERGY,

pursuant to Section 5.3, an amount equal to the debit balance and accrued interest in the SUSPENSE ACCOUNT as of the date of termination.

     20.4 Mitigation.  Each PARTY shall mitigate damages in the event of a breach or default by the other PARTY to the AGREEMENT.

     20.5 Indemnification.  Nothing in this Article XX shall in any way affect the obligations of the PARTIES to indemnify each other as provided in Articles XVII and XVIII hereof.

                                ARTICLE XXI



                               FORCE MAJEURE



     21.1 Force Majeure.  Subject td the provisions of Section 21.2 hereof,

either PARTY hereto shall be excused from performance hereunder, other than the obligation to make payments of amounts already due and the payment of the Projection Payment or Termination Payment under Sections 5.2 and .3 hereof 1 and shall not be liable in damages or otherwise if 1 and to the extent that. it shall be unable to perform fully or is prevented from performing fully by any act, event, cause or condition that is beyond its reasonable control, that is not caused by its fault or negligence. and that by the exercise of reasonable diligence it is unable to overcome or prevent, including but not limited to the following:

     (a)  An act of God, flood, earthquake, storm, fire, explosion,

lightning, landslide, epidemic or damage by the elements.

     (b)  The failure of any subcontractor or supplier to perform for reasons other than nonpayment of undisputed claims.

     (c)  The entry of a valid and enforceable injunctive or restraining order or judgment, order or decree of any federal or state court or administrative agency or governmental officer or body having or purporting to have jurisdiction thereof, or any change in or adoption of any constitution, charter, act, statute, law, ordinance, code, rule, regulation or order, or
other legislative or administrative action of the United States or the

Commonwealth of Pennsylvania. or any agency, department, authority,

political subdivision or other instrumentality of either thereof; provided1 however, that the contesting in good faith of any order, judgment or action shall not constitute or be construed as the lack of reasonable diligence or efforts, or failure to act, of the non-performing PARTY; and provided further that Force Majeure shall not include any actions or orders of any governmental body insofar as such actions or orders (i) result in any loss of QUALIFYING FACILITY status, (ii) require specific changes or modifications to the AGREEMENT, or (iii) pertain to the extent of PECO

ENERGY'S recovery from its customers of payments to SELLER hereunder.

     (d)  The inability to obtain and maintain rights of way, permits,

licenses, and other required authorizations from any local, state or federal agency, instrumentality or person for the PROJECT or activities necessary to provide services hereunder.

     (e)  The discovery at the PROJECT SITE of an archaeological find of significance.

     (f)  Strikes, walkouts1 slowdowns, lockouts or other labor disputes or industrial disturbances.

     (g)  Acts of the public enemy, wars, blockages, boycotts,

insurrections or riots.

     (h)  Loss, diminution or impairment of PECO ENERGY's electrical supply.

     (i)  A break or fault in the PECO ENERGY T&D SYSTEM.

     (j)  Any other cause beyond the reasonable control of and without the fault or negligence of the PARTY that is unable to perform and which. by the exercise of reasonable diligence, that PARTY is unable to overcome or prevent.

     21.2 Excuse from Performance.  The PARTY claiming Force Majeure shall be excused from performance only if:

     (a)  It promptly gives the other PARTY oral notification of the existence of any Force Majeure upon becoming aware thereof, and it provides in writing particulars of such Force Majeure within five (5) days of such oral notification,

     (b)  The suspension of performance on account of the Force Majeure is of no greater scope and of no longer duration than is required by the Force

Majeure,

     (c)  It uses reasonable efforts under the circumstances to remedy the inability to perform, but neither PARTY shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in its sole judgment, is contrary to its best interests, and

     (d)  It gives the other PARTY prompt oral notification of the cessation of the Force Majeure, and thereafter provides confirmation in writing within. five (5) days of said oral notification.

                               ARTICLE XXII



                                 INSURANCE



     22.1 Insurance.  SELLER shall, at a minimum, carry general liability insurance with a combined single limit for bodily injury and property damage (including broad form contractual liability) of at least ten million dollars ($10,000,000).  SELLER shall forward a certificate evidencing such insurance to PECO ENERGY, at the address listed in Section 25.1, prior to

PECO ENERGY's inspection of the FACILITY and the SELLER INTERCONNECTION

EQUIPMENT pursuant to Section 8.5 hereof. SELLER shall provide annually thereafter a certificate evidencing such ongoing insurance coverage.



                               ARTICLE XXIII



                          GOVERNMENT REGULATIONS



     23.1 State and Federal.  The AGREEMENT and all rights and obligations of the PARTIES hereunder are subject to all applicable state and federal laws and all duly promulgated orders and regulations and duly authorized actions taken by the executive, legislative, or judicial branches of government or any of their respective agencies, departments, authorities or other instrumentalities.  In the event that any such statute, ordinance,

order, rule, regulation or other action shall increase PECO ENERGY's cost of performance under the AGREEMENT, SELLER shall pay or reimburse PECO

ENERGY for such costs.

                               ARTICLE XXIV



                               GOVERNING LAW



     24.1 Interpretation. The interpretation and performance of the

AGREEMENT shall be in accordance with and controlled by the laws and regulations of the Commonwealth of Pennsylvania and the United States of

America.



                                ARTICLE XXV



                               MISCELLANEOUS



     25.1 Notices.  Except as otherwise specifically provided herein, any notice, request, demand, statement and/or payment provided herein shall be in writing and s~1 be sent to the PARTIES at the following addresses:



PECO ENERGY:

PECO Energy Company
Attn:     Interconnection Arrangements
2301 Market Street
Philadelphia, PA 19101
Telecopy: (215) 841-4234


SELLER:

O'Brien (Schuylkill) Cogeneration, Inc.
225 South Eighth Street
Philadelphia, PA 19106
Telecopy: (215) 922-5227


PUPCO (after an assignment pursuant to Article XV):

Philadelphia United Power Corporation
2600 Christian Street
Philadelphia, Pa 19146
Telecopy: (215) 875-6910

Such notices shall be deemed to have been given and received when (a)

personally delivered, (b) ninety-six (96) hours after deposit in the U.S.

Mail, postage prepaid, properly addressed to the appropriate PARTY, or (c)

twenty-four (24) hours after a telecopy is properly sent and received.

Oral notification under Section 21.2 shall be made by telephone to the following numbers:



               PECO ENERGY:   (215) 841-4236

                    SELLER:   (215) 627-5500

               PUPCO:    (215) 875-6900



Either PARTY may change the address, telecopy number, or telephone number to which notice is to be given by written notice to the other PARTY.

Nothing in this Section 25.1 shall be deemed to require PECO ENERGY to provide prior notice of any kind in the event of an OPERATIONAL EMERGENCY.

     25.2 Indulgences.  Neither the failure nor the delay on the part of either PARTY to exercise any right, remedy, power or privilege under the

AGREEMENT shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, nor shall any waiver of any right,

remedy1 power or privilege with respect to any other occurrence be construed as a waiver of such right9 remedy, power or privilege with respect to any other occurrence.

     25.3 Captions and Headings.  Captions and headings in the AGREEMENT are for convenience only, do not constitute a part of the AGREEMENT, and shall not affect its interpretation.

     25.4 Validity.  Except as otherwise specifically provided in the

AGREEMENT, if any portion of the AGREEMENT is invalid or illegal, it shall not affect the validity or enforceability of any other portion of the

AGREEMENT.

     25.5 Agreement Definition.  The AGREEMENT with Appendices A and B hereto constitutes the entire AGREEMENT between the PARTIES relating to the subject matter hereof, and all previous and contemporaneous agreements,

understandings, discussions, inducements, conditions, communications and correspondence, whether oral or written, express or implied, with respect to the subject matter hereof are superseded by the execution of the

AGREEMENT.

     25.6 Modifications.  The AGREEMENT may not be modified or amended except in writing signed by or on behalf of both PARTIES by their duly authorized officers with the same formality that as followed in the execution of the AGREEMENT.

     25.7 Execution in Counterparts.  The AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original as against the PARTY whose signature appears thereon, and all of which shall together constitute one and the same instrument. The AGREEMENT shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the PARTIU reflected hereon as the signatories.

     25.8 Gender and Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

     25.9 Number of Days.  In computing the number of days for purposes of the AGREEMENT, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WKEREOFD the PARTIES have caused the AGREEMENT to be executed as of the day and year first above written.



                                 PECO ENERGY COMPANY, formerly
                                 known as PHILADELPHIA ELECTRIC
                                 COMPANY

Attest:/s/                       By:/s/ William H. Smith III
          Secretary                   William H. Smith, III
                                      Vice President

                                 GRAYS FERRY COGENERATION
                                 PARTNERSHIP

Attest:/s/                       By:/s/Robert A. Shinn
                                      Robert A. Shinn
                                      Vice President
                                      O'Brien (Schuylkill)
                                 Cogeneration, Inc.



                                  JOINDER

     The undersigned hereby acknowledges and agrees to be bound by the terms of this Agreement in accordance with the terms of Section 15.1 (b) hereof.



CORPORATION                      PHILADELPHIA UNITED POWER


                                 By:/s/ S. G. Smith

                                 Attest:/s/ Robert A. Shinn

                                APPENDIX A

        ESTIMATED METERING TELEKETERING AND ADMINISTRATION CHARGES

Estimated Monthly Metering Charge*           $150

Estimated Monthly Telemetering Charge**      $500

Monthly Administration Charge***             $750

     *    Includes carrying and maintenance charges.

     **   Includes only maintenance and operating charges.

     *** To be updated periodically in accordance with Section 14.2 of this AGREEMENT.

                                APPENDIX B

                              PRICING VALUES

If the COMMERCIAL OPERATION      The One LEVELIZED RATE (Cents
DATE occurs                      per Kilowatt-hour) is, until
                                 the FINAL PROJECTION DATE

Dec. 26, 1991 - Dec. 25, 1992                  3.49

Dec. 26, 1991 - Dec. 25, 1993                  3.65

Dec. 26, 1991 - Dec. 25, 1994                  3.82

Dec. 26, 1991 - Dec. 25, 1995                  4.02

Dec. 26, 1991 - Dec. 25, 1996                  4.23

Dec. 26, 1991 - Dec. 25, 1997                  4.43

Dec. 26, 1991 - Dec. 25, 1998                  4.64

Dec. 26, 1991 - Dec. 25, 1999                  4.81

Dec. 26, 1991 - Dec. 25, 2000                  4.95



                                          PROJECTED RATE
         Calendar Year              (Cents per Kilowatt-hour)

             1992                              2.58

             1993                              2.77

             1994                              2.92

             1995                              3.18

             1996                              3.57

             1997                              3.91

             1998                              4.33

             1999                              4.68

             2000                              4.95


FINAL PROJECTION DATE - December 31, 2000